Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Nine-Months Ended September 30, 2013

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and nine-month periods ended September 30, 2013. For the three-month period ended September 30, 2013 (the “2013 Quarter”), the Company reported revenues of $22.4 million, which represented an increase of $4.0 million, or 21%, from the $18.4 million in revenues reported for the three-month period ended September 30, 2012 (the “2012 Quarter”). For the 2013 Quarter, the Company reported net income of $1.06 million, or an increase of 224% from net income of $0.33 million reported for the 2012 Quarter.

For the nine-month period ended September 30, 2013 (the “2013 Period”), the Company reported revenues of $65.3 million, which represented an increase of $11.5 million, or 21%, from the $53.8 million in revenues reported for the nine-month period ended September 30, 2012 (the “2012 Period”). For the 2013 Period, the Company reported net income of $2.52 million, or an increase of 108% from net income of $1.21 million reported for the 2012 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “While our results for the three- and nine-month periods benefitted from the overall improvement in investor confidence, they are also reflective of our ongoing commitment to recruit and retain the finest advisors in the industry. As a result of these activities, including the commitment and dedication of our financial advisors, their staffs and our home office associates, the Company was able to increase EBITDA, as adjusted, to $1.42 million in the 2013 quarter compared with $0.90 million for the 2012 Quarter. EBITDA, as adjusted, which the Company considers a significant measure in evaluating its operations, also increased during the 2013 Period to $4.67 million from $3.09 million reported for the 2012 Period.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of 305 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	Three Months Ended September 30		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Income as reported	$1,055,587	$325,988	$2,521,176	$1,210,149
Add: Depreciation	49,176	52,016	148,566	153,117
Amortization - notes	43,550	47,559	133,794	125,800
Stock-based compensation	174,925	140,393	539,011	605,039
Income tax expense	100,000	329,172	1,328,000	1,000,000

EBITDA, as adjusted	$1,423,238	$895,128	$4,670,547	$3,094,105

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for stock-based compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by

Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of analyzing and evaluating financial and strategic planning decisions regarding future operating investments. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-based compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended September 30, 2013

	For the Three Months Ended September 30,
	2013 (Unaudited)	2012 (Unaudited)
Revenues
Commissions	$20,467,406	$17,360,920
Interest and dividends	202,005	232,473
Other revenue	1,733,493	848,762

	$22,402,904	$18,442,155
Expenses
Commissions and related costs	17,301,144	14,847,878
Employee compensation and benefits	1,905,832	1,631,139
Occupancy and equipment	196,776	198,346
Communications	113,926	111,131
Depreciation and amortization	49,176	52,016
Other operating expenses	1,680,463	946,485

	$21,247,317	$17,786,995

Income before provision for income taxes	1,155,587	655,160
Provision for income taxes	100,000	329,172

Net income	$1,055,587	$325,988

Basic income per common share	$0.05	$0.01

Diluted income per common share	$0.04	$0.01

Weighted average common shares outstanding
Basic	20,362,486	26,670,082

Diluted	25,502,219	31,822,469

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2013

	For the Nine Months Ended September 30,
	2013 (Unaudited)	2012 (Unaudited)
Revenues
Commissions	$60,788,331	$50,555,223
Interest and dividends	605,961	737,690
Other revenue	3,907,873	2,497,888

	$65,302,165	$53,790,801
Expenses
Commissions and related costs	51,380,208	43,054,449
Employee compensation and benefits	5,691,952	4,971,329
Occupancy and equipment	591,232	584,285
Communications	338,574	342,888
Depreciation and amortization	148,566	153,117
Other operating expenses	3,302,457	2,474,584

	$61,452,989	$51,580,652

Income before provision for income taxes	3,849,176	2,210,149
Provision for income taxes	1,328,000	1,000,000

Net income	$2,521,176	$1,210,149

Basic income per common share	$0.12	$0.05

Diluted income per common share	$0.10	$0.04

Weighted average common shares outstanding
Basic	20,328,516	26,616,082

Diluted	25,263,257	31,748,614

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.